Exhibit 10.7

KINSALE MANAGEMENT, INC.

EMPLOYMENT AND ARBITRATION AGREEMENT

THIS AGREEMENT is dated and effective as of June 4, 2009, between Kinsale Management, Inc. (the “Company”) and Michael P. Kehoe (“Executive”).

WITNESSETH:

WHEREAS, the Company is in the business of underwriting insurance in the excess and surplus lines market;

WHEREAS, in order to develop and grow its business, the Company has offered to employ the Executive as Chief Executive Officer of the Company effective as of June 4, 2009 (“Effective Date”) and the Executive has agreed to be so employed; and

WHEREAS, the parties desire to set forth the terms of such employment in this Employment and Arbitration Agreement (“Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows.

1. EMPLOYMENT AND TERM. The Company hereby employs Executive as Chief Executive Officer of the Company, and Executive hereby accepts such employment on the terms set forth in this Agreement. Executive shall, in each case without additional compensation, also serve as Chief Executive Officer of each of Kinsale Capital Group, Ltd. (“KCGL”) and Kinsale Capital Group, Inc. (“KCGI”) and, if requested by the Company, as an officer or member of the board of directors of any Affiliates (as defined in Section 4). The term of this Agreement shall commence as of the Effective Date and shall continue until the third anniversary of the Effective Date. The term of this Agreement shall thereafter be automatically be renewed for additional one (1) year periods unless written notice to the contrary shall be given by either party to the other not less than ninety (90) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”

2. COMPENSATION AND BENEFITS. Executive shall be paid, as an annualized “Base Salary,” not less than Two Hundred Fifty Thousand Dollars ($250,000.00) for calendar year 2009 (pro-rated for the portion of the year that occurs following the Effective Date) and not less than Four Hundred Thousand Dollars ($400,000.00) for each of calendar years 2010 and 2011. Thereafter, Executive’s Base Salary shall be determined by the Board of Directors of the Company (“Board”) in its discretion but, in no event, shall Executive’s annualized Base Salary be less than Four Hundred Thousand Dollars ($400,000.00). Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices. Executive shall be eligible to receive such discretionary bonuses as the Board, in its discretion, may determine. Within one hundred eighty (180) days after the close of each fiscal year of the Company during the Term, the Board shall review Executive’s performance during such fiscal year and award any discretionary bonus to Executive. For the avoidance of doubt, Executive shall not be entitled to a discretionary bonus in respect of performance for 2009. Executive shall also be entitled, during the Term to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans (which shall be approved by the Board in its discretion) of the Company generally available to executive employees. Executive shall be entitled to six (6) weeks of paid vacation per annum (not subject to rollover). Executive shall be entitled to participate in the pool of common shares of KCGL designated for distribution to KCGL’s management team in accordance with the terms attached hereto as Exhibit A.

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3. DUTIES. Executive shall perform all duties and responsibilities normally associated with the position of Chief Executive Officer of each of the Company, KCGL, and KCGI, and such other reasonable duties as may be assigned to him by the Company. Executive will devote his entire working time, attention and energies to carry out and fulfill his duties and responsibilities under this Agreement. Executive shall not engage in any employment or consulting for any business entity other than the Company without permission.

4. CONFIDENTIAL INFORMATION. Executive will not at any time during the term of this Agreement or at any time thereafter directly or indirectly reveal, divulge or make known to any person, firm or corporation or use for his personal benefit or the benefit of others (except the Company) any “Confidential Information” (as defined below) received or developed by him during the course of his employment. This restriction will not apply to information that (a) was known to the public before its disclosure to Executive; (b) becomes known to the public after disclosure to Executive through no wrongful act of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive shall provide to the extent practicable the Company with prior written notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information and trade secrets of the Company and any of its parent, holding, sister, subsidiary or other affiliated companies whether or not Executive had managerial responsibility (hereinafter referred to collectively as “Affiliates”). Such Confidential Information includes, but is not limited to, (1) all historical and pro forma projections of loss ratios incurred by the Company or its Affiliates, (2) all historical and pro forma actuarial data relating to the Company or its Affiliates, (3) historical and pro forma financial results, revenue statements, and projections for the Company or its Affiliates, (4) all information relating to the Company’s or its Affiliates’ systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software), (5) all information relating to the Company’s or its Affiliates unique underwriting approaches, (6) all information relating to plans for acquisitions of any business entities or blocks of business by the Company or its Affiliates, (7) non-public business plans of the Company or its Affiliates, (8) non-public information and lists relating to the Company’s or its Affiliates’ business relationships with customers, insurance agents, insurance agencies, wholesale brokers, wholesale agents, managing general agents, or other individuals or entities necessary to the sale or marketing of the Company’s or Affiliates’ policies, products, or services; and (9) all other information relating to the financial, business or other affairs of the Company or its Affiliates.

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5. COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Executive acknowledges and agrees that, as the Chief Executive Officer of the Company and certain of its Affiliates, he is responsible for, and directly involved in, developing goodwill and business relationships for the benefit of the Company, he is responsible for the operation and development of the Company’s business in each and every location in the United States where the Company engages in business or which has been or will be targeted by the Company, he will gain knowledge of the Company’s most proprietary and valuable Confidential Information, and has been and will be compensated for the development, and supervising the development, of the same, and that he will gain unique insight into and knowledge of the skills, talents and capabilities of the Company’s key employees. Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 are reasonable and necessary to protect the legitimate business interests of the Company, in view of, among other things, the short duration of the restrictions, the narrow scope of the restrictions, and the Company’s interests in protecting its goodwill, valuable Confidential Information, trade secrets, and its business relationships with customers, insurance agents, insurance agencies, wholesale brokers, wholesale agents, managing general agents, or other individuals or entities necessary to the sale or marketing of the Company’s or its Affiliates’ policies, products, or services. Executive agrees that his background and capabilities will allow him to seek and accept employment acceptable to him without violation of the restrictions contained in this Agreement. Executive also acknowledges and agrees that at the inception of his employment with the Company it was agreed that he would be bound by non-competition and non-solicitation restrictions, that such restrictions were a condition of employment, and that this Agreement memorializes those restrictions. Executive further acknowledges and agrees that his employment with the Company constitutes sufficient consideration for his agreement to the non-competition and non-solicitation restrictions set forth in this Agreement.

(a)    Executive covenants and agrees that during his employment by the Company, and for the period of one (1) year after his employment with the Company ceases for any reason (the “Restricted Period”), that

(1) he will not directly or indirectly engage in, assist any other person or entity to engage in, have an ownership interest in, or be employed by any Competitive Business in the Territory (as those terms are defined herein);

(2) he will not directly or indirectly perform or provide any services for or on behalf of any competitor of the Company that are the same or similar in character to the services performed or provided by Executive in the two year period preceding Executive’s termination of employment with the Company;

(3) he will not directly or indirectly, either individually or through any other person or entity, induce, advise, request, or solicit any customers, insurance agents, insurance agencies, wholesale brokers, wholesale agents, managing general agents, or other individuals or entities necessary to the sale or marketing of the Company’s or Affiliates’ policies, products, or services, to take any action detrimental to the business relationships between the Company and that individual or entity. This restriction shall apply only to those customers, insurance agents, insurance agencies, wholesale brokers, wholesale agents, managing general agents, or other individuals or entities necessary to the sale or marketing of the Company’s or Affiliates’ policies, products, or services with whom the Company had a business relationship in the two-year period preceding Executive’s termination of employment with the Company;

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(4) he will not directly or indirectly, either individually or through any other person or entity, induce, advise, request, or solicit any Key Employees (as defined below) to either leave the Company or to engage in a Competitive Business;

(5) he will not hire any Key Employee as an employee, consultant, or otherwise in a Competitive Business; and

(6) he will not enter into a contract or engage in discussions or negotiations with potential investors in preparation to do any of the activities prohibited by subsections 5(a)(1) through (5) above.

(b)  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(1) “Competitive Business” shall mean the business of underwriting insurance in the excess and surplus lines market; any other material business that the Company or any of its Affiliates is engaged in as of the date of this Agreement and as the business of the Company and its Affiliates evolves during the Executive’s employment; and any business of the Company and its Affiliates which Executive managed, controlled, or developed during the two year period preceding Executive’s termination of employment with the Company.

(2)    “Territory” shall mean

(i) each and every state or other geographical territory where the Company is licensed or authorized to do business, or where the Company is in the process of seeking to be licensed or authorized to do business at the time of Executive’s termination of employment;

(ii) each and every territory in which the Company maintained an office or had business relationships with customers, insurance agents, insurance agencies, wholesale brokers, wholesale agents, managing general agents, or other individuals or entities necessary to the sale or marketing of the Company’s or Affiliates’ policies, products, or services during the two year period preceding Executive’s termination of employment with the Company;

(iii) each and every territory which was assigned to Executive’s management or control during the two year period preceding Executive’s termination of employment with the Company; and

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(iv) each and every territory in which Executive conducted, managed, controlled, or developed Company business during the two year period preceding Executive’s termination of employment with the Company, whether or not such location was formally assigned to Executive.

(3)   “Key Employees” shall mean any officer, executive, managerial, sales, marketing, underwriting, claims, finance, actuarial, or supervisory employee of the Company or its Affiliates under Executive’s management authority during the two year period preceding Executive’s termination of employment with the Company.

(c)   The restrictions contained in this Section shall not prevent the purchase of ownership by Executive of not more than three percent (3%) of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market.

6. TERMINATION. Executive’s employment hereunder shall terminate under the following circumstances:

(a)   Termination for Cause. The Company may terminate the employment of Executive for cause at any time upon written notice to Executive specifying the cause of the termination. For the purposes of this Section, “for cause” shall include only discharge resulting from a determination by the Company that: (i) Executive has willfully violated any material term of this Agreement (including, without limitation, Section 4 or 5 of this Agreement); (ii) Executive commits willful or gross misconduct or has grossly neglected his duties hereunder; (iii) Executive has been convicted of a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty or bad morals); or (iv) Executive has committed an act of dishonesty, fraud or embezzlement against the Company.

In the event that the Company provides written notice of termination for cause, Executive shall first be entitled to cure any violation of this Agreement or any alleged neglect of his duties within thirty (30) days of receiving written notice from the Company specifying in detail the factual basis for its belief that Executive willfully violated this Agreement or grossly neglected his duties hereunder. Following expiration of the opportunity to cure, the Company will provide Executive with the opportunity to meet with the Board to address the allegations and may be represented by counsel at this meeting. Following the completion of Executive’s presentation, the Board will take another vote concerning termination and promptly notify Executive of its decision. If Executive is terminated for cause, Executive’s salary and right to receive fringe benefits shall terminate on the date of the final vote by the Board to terminate Executive.

(b)   Expiration or Termination Without Cause. The Company may terminate this Agreement at any time without cause or may elect to have the Term of this agreement expire.

(c)   Termination by Executive; Resignation.

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(1)   Executive may, at his option, terminate this Agreement for Good Reason. “Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s consent:

(i)   The assignment to the Executive of any duties inconsistent in any material adverse respect with his position, authority or responsibilities, or any other material adverse change in such position, including titles, authority, or responsibilities;

(ii)  The Company’s requiring the Executive to be based at any office or location more than 35 miles from the location at which he performs his services as of the Effective Date, provided that such relocation is materially adverse to Executive; or

(iii) Any material breach by the Company of any of the provisions of this Agreement (including, without limitation, any material failure of the Company to provide Executive with the compensation and benefits described in Section 2 above).

Notwithstanding the above, no event shall constitute Good Reason unless Executive provides the Company with written notice of the occurrence of the event constituting Good Reason within thirty (30) days following the occurrence of such event and the Company fails to cure the event within thirty (30) days following receipt of such notice.

(2)   At any time upon sixty (60) days notice to the Company, the Executive may resign his employment. However, nothing in this paragraph shall be construed to alter or affect the Executive’s obligations or the time period set forth in Paragraph 1 with respect to renewal of the Term of this Agreement.

(e)   Termination due to Disability. The Company may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement due to Disability. For the purposes of this paragraph, “Disability” is defined as Executive’s inability to perform his duties by reason of any incapacity, physical or mental, for a period of more than ninety (90) days, whether or not consecutive, during any twelve (12) month period.

7. COMPENSATION AND BENEFITS UPON TERMINATION.

(a)   In the event that the Company terminates this Agreement without cause or if Executive terminates this Agreement for Good Reason, Executive is entitled to receive:

(1)   continuation of Executive’s base salary, as in effect on the date of Executive’s termination, for a period of twelve (12) months after the Termination Date which shall be paid in accordance with the Company’s normal payroll practices;

(2)   the continuation at the Company’s expense of coverage under all welfare benefit plans (and benefits under any other plan or program that the Board determines in its sole discretion are appropriate to continue) in which the Executive participates in as of immediately prior to his termination, for a period of twelve (12) months after the Termination Date; and

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(3)   any unused vacation and any non reimbursed reasonable business expenses.

(b)   If Executive is terminated for cause, or due to disability, or the Executive resigns without Good Reason or the Term of this Agreement expires, the Company shall have no further obligations to Executive, except as provided in any stock option or other bonus or incentive plan to which Executive is entitled, and Executive shall have no further rights hereunder.

(c)   The payment of amounts and the provision of benefits under this Section 7 are expressly conditioned upon Executive’s execution and non-revocation of a Severance and Release Agreement by which Executive releases any and all legal claims Executive may have against the Company arising out of or relating to employment with the Company within twenty-one days following Executive’s termination of employment (or such longer minimum period as is required by applicable law). All compensation and benefits made pursuant to this Section shall cease if Executive violates any of the terms of Sections 4 or 5 of this Agreement during the-twelve (12) months following his last day of employment. In addition to this remedy, the Company shall have all other remedies provided by this Agreement and by law for the breach of Section 4 or Section 5 hereof.

8. UNIQUENESS OF SERVICES, REMEDIES. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character, involve access to and development of valuable Confidential, Information and trade secrets, and involve developing and protecting the Company’s goodwill and business relationships with customers, insurance agents, insurance agencies, wholesale brokers, wholesale agents, managing general agents, or other individuals or entities necessary to the sale or marketing of the Company’s or Affiliates’ policies, products, or services. Executive acknowledges and agrees that it would be difficult or impossible to replace such unique services, and that the breach of any provision of this Agreement might cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other remedies available to it, to injunctive and equitable relief issued by a tribunal of competent jurisdiction to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement, without restricting the Company from other legal and equitable remedies. The parties agree that, in addition to any equitable relief or compensatory damages, the tribunal may award reasonable attorneys’ fees to the party that prevails in an action brought to enforce the terms of this Agreement.

9. WARRANTIES. Executive represents to the Company, which is relying on this representation, that he is free to enter into this Agreement, and that Executive is not under any restrictions from a former employer or business which would preclude Executive from entering into this Agreement or which would in any way interfere with or be inconsistent with Executive’s obligations to the Company under this Agreement. Executive understands that the Company does not want Executive to disclose to the Company any confidential information that Executive may have obtained from a former employer, although Executive is free to use his general knowledge and past experience in the performance of Executive’s obligations under this Agreement. If any restrictions exist, Executive will discuss such restrictions with the Company and provide all relevant documents and other information related to these restrictions to the Company.

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10. NOTICES. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is deposited in a United States Postal Depository, postage prepaid, registered or certified mail, return receipt requested, addressed to the party at the address set forth below, or to such address as a party may designate upon notice in writing:

To Executive:

Michael P. Kehoe
519 Sleepy Hollow Rd
Richmond, VA 23229

To Company:

Kinsale Management Inc.
c/o Greg Share
Moelis & Company
245 Park Avenue, 32nd Floor
New York, NY 10167

11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement and understanding between Executive and the Company, and this Agreement shall supersede any all other prior agreements and understandings, whether oral or written, relating to the employment of Executive by the Company. This Agreement may not be rescinded, modified or amended except by an instrument in writing signed both parties.

12. PARTIAL INVALIDITY. The parties intend and agree that if any clause, sentence, provision, section, or paragraph of this Agreement shall be held to be invalid or unenforceable for any reason by a tribunal of competent jurisdiction, the remaining clauses, sentences, provisions, sections or paragraphs shall continue to be valid and enforceable. If a tribunal of competent jurisdiction finds that any part of this Agreement is invalid or unenforceable, but that by limiting such part it would become valid and enforceable, then both Executive and the Company intend, agree, and request that such provision be deemed to be written, intended, construed, and enforced as so limited.

13. GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law which might otherwise apply.

14. ASSIGNABILITY. This Agreement may not be assigned by Executive, and all its terms and conditions shall be binding upon and inure to the benefit of the Company and its successors. Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company whether by merger, consolidation, purchase or otherwise and such successor shall thereafter be deemed the “Company” for purposes hereof.

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15. AGREEMENT TO ARBITRATE DISPUTES.

(a)   Arbitrable Claims. The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive’s employment with the Company, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability), any claim arising out of or relating to this Agreement or the breach thereof, and any dispute as to the arbitrability of a matter under this provision (collectively, “Claims”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. The Company and Executive expressly acknowledge that they waive the right to litigate Claims in a judicial forum before a judge or jury, except as provided in Section 15(f) below.

(b)   Claim Initiation/Time Limits. A party must notify the other party in writing at the addresses indicated in Section 10 of a request to arbitrate Claims within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the Claims are made; (ii) the statutory provision or legal theory under which Claims are made; and (iii) the nature and extent of any relief or remedy sought.

(c)   Procedures. The arbitration will be administered in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect (“Rules”) of the American Arbitration Association (“AAA”), a copy of which is available upon request to the Company, in Wilmington, Delaware, before a panel of three arbitrators, experienced in employment law and licensed to practice law in that jurisdiction, who have been selected in accordance with such Rules. With respect to any Claims, the Company and Executive shall pay their own legal fees (including counsel fees), accounting fees and related expenses incurred by them in obtaining or defending any right or benefit under such Claims, including without limitation all court costs, transcript costs, fees of experts, witness fees, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenditures of the types customarily incurred in connection with prosecuting, defending or investigating any arbitration, action or suit irrespective of the outcome of such arbitration, action, or suit; provided, however, that, irrespective of the outcome of any arbitration, the Company will pay any filing costs, arbitrator fees or expenses for any arbitration proceeding.

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(d)   Responsibilities of Arbitrator; Award; Judgment. The arbitration panel will act as the impartial decision maker of any Claims that come within the scope of this arbitration provision. The arbitration panel will have the powers and authorities provided by the Rules. The arbitration panel will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Company or Executive is clearly entitled to an award in its, his or her favor. The arbitration panel will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans, including but not limited to any equity awards. The arbitration panel, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based, and the arbitrators shall be required to follow the law of the state designated by the parties herein. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitration panel may be entered, enforced or appealed from in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e)   Confidentiality. It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as necessary and appropriate for submission in any regulatory investigation or to defend any Claims resolved in the arbitration, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

(f)   Injunctive Relief. Notwithstanding the foregoing, each party shall be entitled to seek injunctive or other equitable relief under Sections 4 and 5 from any court of competent jurisdiction in Wilmington, Delaware without the need to resort to arbitration, and each party hereto hereby consents to the jurisdiction in any such court and unconditionally waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

16. COMPLIANCE WITH CODE SECTION 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 7 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

KINSALE MANAGEMENT, INC.

By:

/s/ Greg M. Share
Greg M. Share

/s/ Michael P. Kehoe
Michael P. Kehoe

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EXHIBIT A

Summary of Terms of Restricted Stock Grant

Award

An award (the “Award”) of 22% the pool of common shares (the “Shares”) of Kinsale Capital Group Limited (the “Company”) designated by the Company for distribution to the management team. The Award shall be subject to the restrictions set forth below.

All terms, unless otherwise defined herein, shall have the meanings assigned to such terms in the employment agreement entered into between the Executive and Kinsale Management, Inc.

Vesting Schedule

Restrictions will lapse over a seven-year period, with the vesting restrictions applicable to 12.5% of total number of Shares subject to the Award (the “Restricted Shares”) lapsing at the initial closing and the vesting restrictions applicable an additional 12.5% of the total number of Restricted Shares lapsing on each subsequent anniversary of the initial closing, provided in each case that Executive is employed by the Company on the applicable vesting date.

In the event of Executive’s termination of employment due to Disability, any vesting restrictions that would have lapsed in the year following Executive’s termination of employment will lapse effective as of the termination and such Restricted Shares will be treated as Vested Shares.

Termination of Employment

If Executive resigns (with or without Good Reason) or is terminated without Cause, the Company shall be permitted, but shall not be obligated, to repurchase unvested Restricted Shares at cost and repurchase previously vested Shares granted pursuant to the Award (“Vested Shares”) at fair market value.

In the event that Executive is terminated with Cause, the Company shall be permitted, but not obligated, to repurchase Vested Shares at cost and unvested Restricted Shares shall be forfeited.

Transferability Restrictions

Restricted Shares subject to the Award are not transferable at any time.

Executive shall be prohibited from selling or encumbering Vested Shares until the Company effects a Qualified Public Offering (a “QPO”, which shall be defined as a public offering raising a minimum of $75 million of proceeds to the Company at a valuation per share of common stock of at least 3.0x the original purchase price of the Preferred) and thereafter only in a percentage that is equal to the percentage of common shares Moelis Capital Partners LLC and the related investors (the “Investors”) have sold or distributed prior thereto; provided, however, that Executive will have tag-along rights on the Investor’s major sales of common shares.

Change in Control	All vesting restrictions on the Restricted Shares will lapse upon the sale of the Company. Upon a QPO, vesting restrictions that would have lapsed in the year following the QPO will lapse as of the QPO and the date on which all other vesting restrictions would have lapsed will be accelerated by one year.
Restrictive Covenants	The vesting of the Award will be subject to continued compliance with the confidentiality, non-compete, and other restrictive covenants (the “restrictive covenants”) contained in the employment agreement with Executive. If Executive fails to comply with the restrictive covenants, any Restricted Shares and any Vested Shares may be repurchased by the Company at cost.

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